As filed with the Securities and Exchange Commission on May 14, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTUITIVE SURGICAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0416458
(State of Incorporation)	(I.R.S. Employer Identification No.)

1266 Kifer Road

Sunnyvale, California 94086

(Address of Principal Executive Offices including Zip Code)

INTUITIVE SURGICAL, INC.

2010 INCENTIVE AWARD PLAN

(Full Title of the Plan)

Gary S. Guthart President and Chief Executive Officer Intuitive Surgical, Inc. 1266 Kifer Road Sunnyvale, California 94086 (408) 523-2100	Copy to: Alan C. Mendelson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,250,000	$354.44 (2)	$443,050,000 (2)	$31,589.47

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Intuitive Surgical, Inc. 2010 Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) for the 1,250,000 shares registered hereunder (based on the average of the high ($358.88) and low ($350.00) prices for the Registrant’s Common Stock reported by NASDAQ Global Select Market on May 13, 2010).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which were filed with the Commission, are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 filed January 29, 2010;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed April 20, 2010;

(c) The Registrant’s Current Report on Form 8-K filed April 23, 2010.

(b) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-30713) filed May 26, 2000 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the full extent under applicable law. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv)

for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Registrant’s Amended and Restated Certificate of Incorporation is to eliminate the rights of Intuitive Surgical, Inc. and its stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the Registrant’s Amended and Restated Bylaws provide that the corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.

In addition, the Registrant has entered into agreements with certain directors and officers of the Registrant pursuant to which the Registrant has agreed to indemnify such persons against expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such directors and officers become legally obligated to pay because of claims made against them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including any action by or in the right of the corporation) to which the indemnified person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such indemnified person is, was or at any time becomes a director, officer, employee or other agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 14th day of May, 2010.

Intuitive Surgical, Inc.

By:	/S/ GARY S. GUTHART
Gary S. Guthart
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary S. Guthart and Marshall L. Mohr, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GARY S. GUTHART Gary S. Guthart	President and Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2010

/S/ MARSHALL L. MOHR Marshall L. Mohr	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 14, 2010

/S/ LONNIE M. SMITH Lonnie M. Smith	Chairman of the Board of Directors	May 14, 2010

/S/ ROBERT W. DUGGAN Robert W. Duggan	Director	May 14, 2010

/S/ ERIC H. HALVORSON Eric H. Halvorson	Director	May 14, 2010

/S/ AMAL M. JOHNSON Amal M. Johnson	Director	May 14, 2010

/S/ ALAN J. LEVY Alan J. Levy, Ph.D.	Director	May 14, 2010

/S/ FLOYD D. LOOP Floyd D. Loop, M.D.	Director	May 14, 2010

/S/ MARK J. RUBASH Mark J. Rubash	Director	May 14, 2010

/S/ GEORGE J. STALK George J. Stalk	Director	May 14, 2010

INDEX TO EXHIBITS

Exhibit Number

4.1*	Intuitive Surgical, Inc. 2010 Incentive Award Plan

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page of this registration statement)

*	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 333-30713) filed with the Securities and Exchange Commission on April 23, 2010.